Exhibit 99.4
LIME ENERGY CO.
(formerly known as Electric City Corp.)
38,585,915 Shares of Common Stock
Offered Pursuant to Rights
Distributed to Stockholders
of Lime Energy Co.

To	Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:
          This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Lime Energy Co. (“Lime Energy”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Lime Energy common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on ___, 2007 (the “Record Date”). The Rights and Common Stock are described in the Lime Energy prospectus dated ___, 2007 (the “Prospectus”).
          In the Rights Offering, Lime Energy is offering an aggregate of 38,585,915 shares of Common Stock, as described in the Prospectus.
          The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on ___, 2007, unless extended in the sole discretion of Lime Energy (as it may be extended, the “Expiration Date”).
          Each Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.00 per share (the “Subscription Price”).
          Each Right also carries with it the ability for the holder thereof to subscribe (the “Over-Subscription Privilege”) for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege at the Subscription Price, if such holder has fully exercised the Basic Subscription Privilege. See “The Rights Offering—Subscription Privileges” in the Prospectus.
          The Rights are evidenced by a non-transferable Rights certificate (a “Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to five Rights for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date.
          We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.
          If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and Lime Energy, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.
          All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Lime Energy or the Subscription Agent.
          Enclosed are copies of the following documents:
1.	Prospectus;

2.	Instruction as to Use of Lime Energy Co. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Lime Energy Co. and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.	Notice of Guaranteed Delivery for Rights Certificates Issued by Lime Energy Co.; and

5.	A return envelope addressed to LaSalle Bank National Association, the Subscription Agent.
          Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.
          Additional copies of the enclosed materials may be obtained from LaSalle Bank National Association, the Subscription Agent. LaSalle Bank National Association’s telephone number is (800) 246-5761.
Very truly yours,
LIME ENERGY CO.
NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LIME ENERGY CO., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.